Exhibit 10.1

July 17, 2013

Diane Auer Jones

22 Old Granary Court

Catonsville MD, 21228

Dear Diane:

Congratulations on your upcoming promotion to Senior Vice President, & Chief External Affairs Officer at Career Education Corporation (“CEC” or the “Company”). In relation thereto and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you hereby agree as follows (“Agreement”):

1. Your base annual salary will be increased to three hundred and five thousand dollars ($305,000.00), effective as of July 18th, 2013. This will be paid in accordance with the Company’s normal payroll practices on a semi-monthly basis.

2. Your Annual Incentive Award Program (“AIP”) target opportunity will be increased to forty five percent (45%) of your eligible earnings effective July 18th, 2013

3. Your Long Term Incentive Award Program (“LTIP”) target opportunity will be increased to eighty percent (80%) of your eligible earnings.

4. In consideration of receiving the benefits described in Paragraphs 1 and 2, above, and as a term and condition of your employment with the Company, You agree to adhere to, and be bound by, the following restrictions. You hereby acknowledge that Your job responsibilities give You access to confidential and proprietary information belonging to the Company and/or its subsidiaries, and that this and other confidential information to which You have access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or its subsidiaries in any of the markets in which the Company or its subsidiaries maintains schools, provides on-line education classes or otherwise conducts business. You further acknowledge that the following restrictions will not cause You undue hardship. Consequently, You agree that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ legitimate business interests.

During Your employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, You will not, in any way, directly or indirectly, either for You or any other person or entity, whether paid or unpaid:

(a) For two (2) years following Your voluntary resignation from Your employment with the Company or Your termination from employment by the Company for Cause (as defined in the Executive Severance Plan), accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries, including but not limited to coursework in the areas of visual communication and design technologies; information technology; business studies; culinary arts; and health education, or any education service. You hereby acknowledge that the following organizations, among others, provide Competing Educational Services and, should

You accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries and would provide such organizations with an unfair business advantage over the Company: American Public Education, Inc., Apollo Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Corinthian Colleges, Inc., DeVry, Inc., Education Management Corporation, EmbanetCompass, Grand Canyon Education Inc., ITT Educational Services Inc., Kaplan, Inc., Laureate Education, Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Strayer Education Inc., Universal Technical Institute Inc. and each of their respective subsidiaries, affiliates and successors. You further acknowledge that the Company and/or its subsidiaries provide career-oriented education through physical and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. For avoidance of doubt, in the event You are involuntarily terminated from employment with the Company other than for Cause, You will not be subject to any post-termination noncompete restriction under this Paragraph 3.

(b) For two (2) years following Your termination of employment with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries to leave his/her employment.

Should You breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and You agree to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should You breach the terms of these Restrictive Covenants, You will forfeit any right to the payments made or remaining due hereunder and You agree to pay the Company’s attorneys’ fees and costs incurred in recovering such payments made pursuant hereto.

It is the intention of You and the Company that in the event any of the covenants contained in this Paragraph 3 are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, You and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ interests as described in this Agreement.

5. Your employment by the Company is “at will.” This Agreement does not create an employment contract or affect the right of the Company to terminate your employment, or change the terms and conditions of such employment, at any time without notice.

If you agree to the terms of this Agreement, please sign and date it and return it to me via email. Send the original to me at the address below. By signing this Agreement, you represent and agree that you have taken advantage of your right to consult with an attorney or have declined to do so, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

Sincerely,

/s/ Jennifer A. Campe
Jennifer A. Campe
Sr. VP & Chief HR Officer

Accepted and Agreed to:

/s/ Diane Auer Jones	7/17/13
Diane Auer Jones	Date